Supplement dated August 17, 1998
                to Proxy Statement/Prospectus dated May 14, 1998

         The following information supplements and amends the Proxy Statement/Prospectus, dated May 14, 1998, of Starwood Financial Trust (the "Company") relating to the offer and sale from time to time by the Selling Shareholders named therein of the Company's Class A Shares of beneficial interest, $1.00 par value per share (the "Class A Shares"). This Supplement should be read in conjunction with the Proxy Statement/Prospectus dated May 14, 1998. All terms not otherwise defined herein have the meanings ascribed to them in the Proxy Statement/Prospectus dated May 14, 1998.

         In order to update the information contained in the section entitled "Selling Shareholders," the following table replaces the table in such section in the Proxy Statement/Prospectus dated May 14, 1998:



                                                                       Shares Owned
                                                                   Prior to the Offering
                                                         -----------------------------------------
Selling Shareholder                                                  Number of
                                                                   New Class A     Percentage             Shares Being
                                                                    Shares (1)      of Class               Offered (1)
                                                         --------------------- ------------------- -------------------

Starwood Mezzanine Investors, L.P......................             10,786,157        20.6%                 10,786,157
SOFI-IV SMT Holdings, L.L.C............................             41,179,133        78.6%                 41,179,133
Starwood Financial Advisors, L.L.C.....................           2,493,842(2)        4.5%                   2,493,842
The members and direct and indirect limited partners
    of SOFI-IV SMT Holdings, L.L.C, Starwood                        523,897(3)          *                   523,897(3)
 Mezzanine Investors L.P. and SAHI Partners............

------------------------------------


*    Does not exceed 1% of the total outstanding New Class A Shares


(1) Reflects consummation of the Reorganization and exchange of the Class A Shares for New Class A Shares at the Exchange Ratio.
(2) Issuable upon exercisable of options to purchase New Class A Shares. (3) To be received upon potential distribution by SOFI-IV SMT Holdings, L.L.C.